LANDRY’S RESTAURANTS, INC. (“LNY”/NYSE) REPORTS
THIRD QUARTER 2004 FINANCIAL RESULTS,
EARNINGS PER SHARE OF $0.75 AND REVENUES OF $314.4 MILLION

Houston, Texas (October 27, 2004)

Landry’s Restaurants, Inc., the second largest operator of casual dining seafood restaurants announced its earnings for the third quarter ended September 30, 2004.

Revenues for the three months ended September 30, 2004, totaled $314.4 million, as compared to $302.2 million a year earlier. Net earnings for the quarter were $21.0 million, compared to $18.4 million reported last year. Earnings per share (diluted) for the quarter were $0.75, compared to $0.65 reported last year. Same store sales for the Company’s restaurants were down approximately 2% for the quarter due to the five named storms experienced in Florida and the eastern third of the Country during late August and September.

Revenues for the nine months ended September 30, 2004, totaled $907.7 million, as compared to $851.6 million a year earlier. Net earnings for the nine months were $54.2 million, compared to $43.4 million reported last year. Earnings per share — (diluted) for the nine months were $1.91, compared to $1.53 in the prior year.

“We are pleased with our earnings for the third quarter. Despite the hurricanes, we delivered solid results once again. These results clearly demonstrate our ability to execute under difficult circumstances and the benefits of our diverse portfolio,” said Mr. Tilman Fertitta, Chairman, President and Chief Executive Officer.

Mr. Fertitta continued, “We opened three (3) restaurants during the third quarter. As expected, the Joe’s Crab Shack restaurants have opened to strong results and excellent returns. Our 2002 acquisitions of the Chart House and Saltgrass Steak House restaurants continue to out-perform our expectations.”

Mr. Rick Liem, Senior Vice President and Chief Financial Officer added, “We maintained our margin improvement, reflecting continued favorable seafood commodity costs and productivity enhancements. As a result of higher profitability, our income tax rate increased from 31% to 32% in the third quarter, reflecting a revised estimated tax rate of 31.5% for the year. “

In addition, the Company announced that its Board of Directors has authorized management to buy-back up to $50 million of the Company’s common stock in the open market for an unspecified period of time.

The Company operated 296 full service and 6 limited service restaurants as well as other businesses at September 30, 2004, primarily under the trade names Joe’s Crab Shack, Landry’s Seafood House, The Crab House, Charley’s Crab, Chart House, Rainforest Cafe and Saltgrass Steak House.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Tilman J. Fertitta Chairman, President and CEO (713) 850-1010	or	Rick H. Liem Senior Vice President and CFO (713) 850-1010

				LANDRY’S RESTAURANTS, INC.
			UNAUDITED CONDENSED INCOME STATEMENTS (000’S except per share amounts)

	FOR THE QUARTER ENDED		FOR THE QUARTER ENDED		FOR THE NINE MONTHS ENDED			FOR THE NINE MONTHS ENDED
	September 30, 2004		September 30, 2003		September 30, 2004			September 30, 2003
REVENUES	$314,378	100.0%	$302,162	100.0%	$907,671		100.0%	$851,634		100.0%
COST OF SALES	86,747	27.6%	88,168	29.2%	253,575		27.9%	248,937		29.2%
LABOR	88,619	28.2%	85,545	28.3%	259,370		28.6%	246,747		29.0%
OTHER RESTAURANT OPERATING
EXPENSES	75,477	24.0%	72,044	23.8%	213,807		23.6%	204,613		24.0%
RESTAURANT LEVEL PROFIT	$63,535	20.2%	$56,405	18.7%	$180,919		19.9%	$151,337		17.8%
GENERAL & ADMINISTRATIVE	14,074	4.5%	12,677	4.2%	45,421		5.0%	36,359		4.3%
PRE-OPENING COSTS	621	0.2%	1,672	0.6%	4,220		0.4%	6,889		0.8%
DEPRECIATION & AMORTIZATION	15,810	5.0%	12,510	4.1%	44,143	(1)	4.9%	37,415	(2)	4.4%
TOTAL OPERATING INCOME	$33,030	10.5%	$29,546	9.8%	$87,135		9.6%	$70,674		8.3%
OTHER EXPENSE (INCOME)	2,124	0.7%	2,906	1.0%	8,170		0.9%	7,764		0.9%

INCOME BEFORE TAXES	30,906	9.8%	26,640	8.8%	78,965		8.7%	62,910		7.4%
TAX PROVISION	9,890		8,258		24,788			19,502
NET INCOME	$21,016		$18,382		$54,177			$43,408
EARNINGS PER SHARE — (basic)	$0.77		$0.67		$1.97	(1)		$1.57	(2)
AVERAGE SHARES — (basic)	27,400		27,600		27,500			27,600
EARNINGS PER SHARE — (diluted)	$0.75		$0.65		$1.91	(1)		$1.53	(2)
AVERAGE SHARES — (diluted)	28,200		28,400		28,400			28,300

(1) Special charge/(credit) was recorded in the first and second quarters of 1999 and second quarter of 2000.

(2) Actual shares outstanding at June 30, 2000 were 23,700,000.

NOTES:

(1) Included in nine months ended Sept. 30, 2004 amounts as noted are as follows

Depreciation and amortization — asset impairment of $1.7 million (pre-tax) or $0.04 per share (after tax).

(2) Included in nine months ended Sept. 30, 2003 amounts are as follows:

Depreciation and amortization — asset impairment of $1.5 million (pre-tax) or $0.04 per share (after tax).

LANDRY’S RESTAURANTS, INC.
CONDENSED UNAUDITED BALANCE SHEETS
($ in Millions except per share amounts)
Sept. 30, 2004 (unaudited)		December 31, 2003

Cash & Equivalents	$21.7	$35.2
Other Current Assets	89.6	85.4

Total Current Assets	111.3	120.6
Property & Equipment, Net	1,004.0	965.6
Other Assets	27.7	16.6

Total Assets	$1,143.0	$1,102.8

Current Liabilities	$146.1	$159.6
Long-Term Debt	323.0	299.7
Other Non-current	53.0	38.9

Total Liabilities	522.1	498.2
Total Stockholders' Equity	620.9	604.6

Total Liabilities & Equity	$1,143.0	$1,102.8

Net Book Value per share	$23.37	$21.90